UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 30, 2013
____________________

Codexis, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive
Redwood City, CA 94063    94063
(Address of Principal Executive Offices)    (Zip Code)

(650) 421-8100
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.02.     Termination of a Material Agreement.
On July 30, 2013, Codexis, Inc. (the “Company”) received notice (the “Dyadic Notice”) from Dyadic International, Inc. (“Dyadic”) alleging that the Company is in breach under the License Agreement, dated as of November 14, 2008, by and among the Company, Dyadic International (USA), Inc. and Dyadic (the “Dyadic License Agreement”), and that Dyadic intends to terminate the contract in 60 days if the breach is not cured to Dyadic’s satisfaction. The Company believes that it is not in breach of the Dyadic License Agreement, and that the Dyadic Notice is unjustified and is without any legal or factual basis, and is considering all available remedies to protect its interests under the Dyadic License Agreement.
Pursuant to the Dyadic License Agreement, the Company obtained a non-exclusive license relating to Dyadic's C1-based proprietary fungal expression technology for the production of enzymes. The Company is licensed to use these enzymes to make products in the fields of biofuels, certain pharmaceuticals, chemicals, air treatment, water treatment and the conversion of cellulosic biomass into fermentable sugars for use in non-fuel products. The Company also obtained access to specified materials of Dyadic relating to this technology. The license is sublicenseable to Shell in the field of biofuels, and sublicenseable to third parties in the non-biofuels fields of certain pharmaceuticals, chemicals, air treatment, water treatment and the conversion of cellulosic biomass into fermentable sugars for non-fuel products. The Company agreed to pay Dyadic certain license issuance fees, milestone payments, and fees based on volume of enzyme products sold or manufactured using this Dyadic technology. The Company’s licenses, and access to Dyadic's materials, under the Dyadic License Agreement will terminate if the Dyadic License Agreement is properly terminated for reason of an uncured material breach by the Company. In addition, the Company’s sublicense to Shell under the Dyadic License Agreement will terminate if the Dyadic License Agreement is properly terminated for reason of an uncured material breach by the Company.
If the Company is unable to maintain these rights under the Dyadic License Agreement on commercially reasonable terms, the Company will either need to shut down its CodeXyme® cellulase enzyme program or it will need to buy or license this type of expression system from another party or develop this type of expression system itself, which may be difficult, costly and time consuming, in part because of the broad, existing intellectual property rights owned by others.
The Company’s current business plan for CodeXyme® cellulase enzymes is heavily dependent on third-party funding. The Company has been engaged in an ongoing process to seek collaboration partners to assist the Company with the development, commercialization and funding of CodeXyme® cellulase enzymes. The Company has also been exploring other strategic options with respect to its CodeXyme® cellulase enzymes program. The Company believes that the Dyadic Notice may interfere with these discussions and discourage third parties from entering into a collaborative partnership or strategic transaction with the Company relating to its CodeXyme® cellulase enzymes program.
The Company does not expect that termination of the Dyadic License would have any impact on the Company’s current pharmaceutical and CodeXol® detergent alcohol businesses.
For additional information about the Dyadic License Agreement, see Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-164044), effective April 21, 2010.
Forward-Looking Statements
This Item 1.02 contains forward-looking statements relating to Dyadic’s intent to terminate the Dyadic License Agreement; actions the Company may take to protect its interests under the Dyadic License Agreement; the Company’s ability to maintain rights under the Dyadic License Agreement; the Company’s need to shut down its CodeXyme® cellulase enzymes program or the Company’s need and ability to buy or license this type of expression system from another party or develop this type of expression system itself; the Company’s belief that the Dyadic Notice may interfere with third parties from continuing discussions and entering into a collaborative partnership or strategic transaction with the Company relating to the CodeXyme® cellulase enzymes program; and the impact of the Dyadic License Agreement on the Company’s pharmaceutical and CodeXol® detergent alcohol businesses. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results include uncertainty around the Company’s ability to resolve the dispute with Dyadic on commercially reasonable terms; uncertainty around the Company’s ability to dispute with success, through legal action or otherwise, Dyadic’s allegation that the Company has materially breached the Dyadic License Agreement; uncertainty around the Company’s ability to buy or license an expression system from another party or develop the expression system itself; the possibility that the Company will determine to shut down its CodeXyme® cellulase enzyme program; and uncertainty about whether the Company would be able to secure third-party collaboration funding, or effect other strategic options, for its CodeXyme® cellulase enzyme program in the context of a dispute with Dyadic or in the absence of a license from Dyadic. Additional factors that could materially affect actual results can be found in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2013 filed with the Securities and Exchange Commission on May 9, 2013, including under the caption “Risk Factors.” The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Item 9.01.	Financial Statements and Exhibits.
(d)     Exhibits
Exhibit No.        Description
99.1        Press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 5, 2013
CODEXIS, INC.
By:         /s/ Douglas T. Sheehy

Name:	Douglas T. Sheehy

Title:	Senior Vice President, General Counsel and

Secretary

EXHIBIT INDEX

Exhibit No.        Description
99.1        Press release.